Exhibit 10.1

AMENDMENT #3 TO WARRANT AGREEMENT

OUTLOOK THERAPEUTICS, INC.

AND

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, AS WARRANT AGENT

THIS AMENDMENT #3, dated January 22, 2019 (“Amendment #3”), to the Warrant Agreement, dated as of May 18, 2016, as amended by those certain amendments dated February 6, 2017 and February 9, 2018 (the “Warrant Agreement”), by and between Outlook Therapeutics, Inc., a Delaware corporation (f/k/a “Oncobiologics, Inc.,” referred to herein as the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as Warrant Agent (the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent entered into that certain Warrant Agreement relating to, among other things, the issuance of Series A warrants to purchase shares of the Company’s common stock at an exercise price of $6.60 per share (the “Series A Warrants”); and

WHEREAS, pursuant to Section 8.9 of the Warrant Agreement, the Company and the Warrant Agent have agreed to further amend the Warrant Agreement to (a) reduce the exercise price to $1.50 per share and (b) further extend the period for exercising the Warrants from February 18, 2019 to February 18, 2022.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Company and the Warrant Agent agree as follows:

1.	Amendments.

a.	The price per share in the Warrant Agreement is amended and restated from $6.60 per share to $1.50 per share, including in the first “Whereas” clause and in Section 3.2.1, and such $1.50 per share exercise price, shall be the “Exercise Price” of the Series A Warrants, subject to adjustment as provided in the Warrant Agreement.

b.	Section 3.3.1 of the Warrant Agreement is amended and restated as follows:

“3.3.1

Series A Warrants. Each Series A Warrant may be exercised, in whole or in part, at any time during the period commencing on the Detachment Date and ending at 5:00pm New York City time on February 18, 2022.”

c.	The first sentence of Section 3.3.3 of the Warrant Agreement is amended and restated as follows:

“For purposes of this Agreement, the term “Expiration Date” means February 18, 2022 with respect to the Series A Warrants; and May 18, 2018 with respect to the Series B Warrants; and the term “Exercise Period” means the period during which the Series A Warrant or Series B Warrant, as the case may be, is exercisable, as described in subsection 3.1, 3.3.1 or 3.3.2 hereof.”

2.	Counterparts. This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment #3 to be duly executed as of the date first above written.

COMPANY: Outlook Therapeutics, Inc.

By:	/s/ Lawrence A. Kenyon
Name: Lawrence A. Kenyon
Title: Chief Executive Officer and Chief Financial Officer

WARRANT AGENT: American Stock Transfer & Trust Company, LLC

By:	/s/ Michael Nespolt
Name: Michael Nespolt
Title: Executive Director